Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (this “Amendment”), dated as of August 20, 2007, is made and entered into by and between Input/Output, Inc., a Delaware corporation (hereinafter referred to as “Employer”), and R. Brian Hanson (hereinafter referred to as “Employee”).
W I T N E S S E T H:
     WHEREAS, Employer and Employee entered into an Employment Agreement (the “Agreement”) effective May 22, 2006; and
     WHEREAS, the parties desire to amend the Agreement with the intention of complying with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:
     1. Section 2(b) of the Agreement is hereby amended to add the following sentence at the end of such Section:
Any incentive compensation pay or bonus so determined under any such plan will be paid to Employee not later than March 15 of the year immediately following the year with respect to which such bonus is based upon, calculated or determined.
     2. Section 2(f) of the Agreement is hereby amended to add the following two sentences at the end of such Section:
The amount of any such reimbursement shall be payable to Employee in accordance with Employer’s normal expense reimbursement policies. Notwithstanding the foregoing or any provision contained in this Agreement to the contrary, (i) if any reimbursements under this Section 2(f) are taxable to Employee, such reimbursements shall be made no later than the end of the calendar year following the year the expense was incurred, and (ii) the amount of reimbursements made with respect to one calendar year shall not affect the amount of reimbursements to be made hereunder for subsequent calendar years.
     3. The last sentence in Section 6(c) is hereby deleted in its entirety, and a new Section 6(d) is hereby added to the Agreement, to read in its entirety as follows:
     (d) Except for those payments and benefits required to be made as provided by law or pursuant to the terms of a plan, the severance payments and benefits to be paid and provided to Employee pursuant to Section 6(c) shall be conditioned upon (i) Employee’s execution and delivery of a valid waiver and release of all claims that Employee may have against Employer prior to his receiving such payments and benefits, and (ii) such release not having been revoked within the time, if any, required by law for the revocation of a release (the “Release Requirements”). Such severance payments and benefits shall be paid or provided commencing as soon as practicable after the Release Requirements are satisfied; provided, however, that any such payments and benefits that are subject to Section 409A of the Code shall be paid or provided beginning on the 60th day following the Date of Termination provided that the Release Requirements have been satisfied on that date and, in the event the Release Requirements are not satisfied on that date, then the severance payments and related benefits under Section 6(c) that are subject to Section 409A of the Code shall be forfeited and Employee shall have no further rights to such payments.
     4. A new Section 8(j) is hereby added to the Agreement, to read in its entirety as follows:
     (j) Notwithstanding any other provision of this Section 8, any payments to Employee pursuant to this Section 8 shall be paid to Employee no later than December 31 of the year following the year in which Employee remits the related taxes to the applicable taxing authority.
     5. A new Section 15 is hereby added to the Agreement, to read in its entirety as follows:
     Section 15. Additional Section 409A Provisions.
     To the extent that any benefits payable under this Agreement are subject to Section 409A of the Code, it is agreed that no party shall (i) accelerate into the current year any amounts that would not otherwise be payable in the current year, or (ii) defer past the current year any such payments that would otherwise be payable in the current year. Notwithstanding any provision contained in this Agreement to the contrary, if (a) any payment hereunder is subject to Section 409A of the Code, (b) such payment is to be paid on account of Employee’s separation from service (within the meaning of Section 409A of the Code) and (iii) Employee is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then such payment shall be delayed until the first day of the seventh month following Employee’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement).
     6. The Employment Agreement, as amended hereby, is in all respects ratified, approved and confirmed.
     7. If necessary to avoid potential adverse tax consequences to the parties, the parties agree to amend the Agreement further in conformance with Section 409A of the Code, including the rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

     8. This Amendment may be executed in any number of counterparts, all of which together make and shall constitute one and the same instrument and either party may execute this Amendment by signing any such counterpart.
     9. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Texas, including all matters of construction, validity and performance.
[The next following page is the signature page]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date set forth above.

EMPLOYER: INPUT/OUTPUT, INC.
By:	/s/ Robert P. Peebler
Title: President and Chief Executive Officer

EMPLOYEE:
/s/ R. Brian Hanson
R. Brian Hanson

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